Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-291109) and Form S-8 (No. 333-280147, 333-262174, 333-183532, 333-126248, and 333-58817) of our report dated March 24, 2026, with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New Orleans, Louisiana
September 1, 2026